UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report:	May 3, 2007
(Date of earliest event reported)	(April 27, 2007)

Multimedia Games, Inc.

(Exact Name of Registrant as Specified in its Charter)

001-14551

(Commission File Number)

Texas	74-2611034
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

206 Wild Basin Rd., Bldg. B, Suite 400, Austin, Texas	78746
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (512) 334-7500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act 17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 27, 2007, MGAM Systems, Inc. and MegaBingo, Inc. (together, the “Subsidiaries”), each a Delaware corporation and wholly-owned subsidiary of Multimedia Games, Inc., a Texas corporation (“Multimedia”), entered into a new five-year $150 million Revolving Credit Agreement (the “Credit Agreement”). The Credit Agreement, dated as of April 27, 2007, is made by and among the Subsidiaries, financial institutions from time to time signatory thereto, and Comerica Bank, as agent for such financial institutions (“Comerica Bank” and in such capacity, “Agent”).

The Credit Agreement provides for a $150 million credit facility, of which (i) up to $10 million is available for the issuance of letters of credit and (ii) up to $7.5 million is available for swing line advances by Comerica Bank. The maturity date under the Credit Agreement is April 27, 2012. The Credit Agreement provides for (i) facility and letter of credit fees based on a grid tied to Multimedia’s and its subsidiaries’ consolidated total leverage ratio and (ii) interest rates, (A) in the case of revolving credit advances, based on prime, federal funds or Eurocurrency rates, plus margins set forth on the grid and, (B) in the case of swing line advances, based on prime rates, plus margins set forth on the grid, or quoted rates. Advances under the Credit Agreement are available to refinance the repayment of amounts outstanding under the Prior Loan Agreement (as defined below), for working capital support and other general corporate purposes, to finance development agreements and to finance acquisitions permitted under the Credit Agreement.

The Credit Agreement replaces the Amended and Restated Loan and Security Agreement, dated November 16, 2005, by and among the Subsidiaries and Comerica Bank, as amended (the “Prior Loan Agreement”), which provided the Subsidiaries with a $75 million revolving line of credit. On April 27, 2007, the Subsidiaries borrowed approximately $45 million under the Credit Agreement in order to repay all of the outstanding debt under the Prior Loan Agreement and pay underwriting and other fees incurred in connection with the Credit Agreement.

The Credit Agreement contains customary affirmative and negative covenants, including, among other things, limitations on Multimedia and its subsidiaries with respect to indebtedness, liens, investments, distributions, redemptions, capital expenditures, mergers and acquisitions, disposition of assets, sale and lease back transactions and transactions with affiliates. The Credit Agreement also contains financial covenants that require Multimedia and its subsidiaries to maintain certain fixed charge coverage ratios, total leverage ratios, and consolidated EBITDA.

The Credit Agreement provides for customary events of default, with corresponding grace periods, including failure to pay any principal or interest when due, failure to comply with covenants, any material representation or warranty made by the Subsidiaries and each guarantor proving to be false in any material adverse respect, certain insolvency or receivership events, defaults relating to certain other indebtedness and changes in control of Multimedia and its subsidiaries. In the event of a default, the Agent may, among other things, and at the request of the requisite number of lenders shall, declare all obligations under the Credit Agreement immediately due and payable, terminate the lenders’ commitments to make loans under the Credit Agreement, and enforce any and all rights of the lenders or Agent under the Credit Agreement and related documents.

The Subsidiaries’ obligations under the Credit Agreement are guaranteed by Multimedia and certain of its subsidiaries pursuant to a Guaranty Agreement, dated as of April 27, 2007, by and among Comerica Bank, Multimedia and such subsidiaries (the “Guaranty”), and the Credit Agreement is secured pursuant to a Security Agreement, dated as of April 27, 2007, by and among the Subsidiaries and Comerica Bank, as agent (the “Security Agreement”).

The foregoing descriptions of the Credit Agreement, Guaranty and Security Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Credit Agreement, Guaranty and Security Agreement which are filed as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, to this Current Report on Form 8-K and are incorporated into this report by reference. A copy of the press release announcing the Credit Agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 1.02	Termination of Material Definitive Agreement.

As described in Item 1.01 of this Current Report on Form 8-K, the Prior Loan Agreement was terminated on April 27, 2007 upon entry into the Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Revolving Credit Facility Agreement entered into as of April 27, 2007 by and among the financial institutions from time to time signatory thereto, Comerica Bank, as agent for such financial institutions, and MegaBingo, Inc. and MGAM Systems, Inc.

10.2	Guaranty entered into as of April 27, 2007 by and among Comerica Bank and Multimedia Games, Inc., Innovative Sweepstakes Systems, Inc., MGAM Services, L.L.C., MGAM Systems International, Inc. and MegaBingo International, LLC.

10.3	Security Agreement entered into as of April 27, 2007 by and among MegaBingo, Inc., MGAM Systems, Inc., such other entities which from time to time become parties thereto and Comerica Bank, as Agent.

99.1	Press release of Multimedia Games, Inc. dated May 1, 2007 entitled “Multimedia Games Closes New $150 Million Credit Facility”.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MULTIMEDIA GAMES, INC.

Dated: May 3, 2007	By:	/s/ Clifton E. Lind
Clifton E. Lind
Chief Executive Officer
(Principal Executive Officer)